INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Registration Statement of Urbanfind, Inc. on Form S-8 relating to the registration of 2,800,000 common shares to be issued pursuant to the 2003 Stock Incentive Plan for Employees and Consultants for Urbanfind, Inc., of our Auditors' Report, dated May 23, 2003, on the balance sheets of Urbanfind, Inc. as at February 28, 2003 and 2002, and the related statements of operations and deficit accumulated during the development stage, cash flows, and stockholders' equity for the years then ended, and for the period from inception, March 12, 1999, to February 28, 2003.

Vancouver, Canada "Morgan & Company"

November 3, 2003 Chartered Accountants